Exhibit 10.1

ULTRA PETROLEUM CORP.

ANNUAL INCENTIVE PLAN

1.    Background and Purpose.

1.1    Purpose. The purpose of the Ultra Petroleum Corp. Annual Incentive Plan (the “Plan”) is to enable the Company to attract and retain superior employees by providing a competitive short-term cash-based incentive compensation program that rewards outstanding performance.

1.2    Effective Date. The Plan is effective as of July 6, 2018 (the “Effective Date”), and shall remain in effect until it has been terminated pursuant to Section 7.6.

2.    Definitions. The following terms shall have the following meanings:

2.1    “Affiliate” means any Subsidiary and any other Person that, directly or through one or more intermediaries, is controlled by the Company, as determined by the Committee.

2.2    “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals and Key Performance Indicators with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3    “Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4    “Board” means the then-current Board of Directors of the Company.

2.5    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.6    “Committee” means the Compensation Committee of the Company.

2.7    “Company” means Ultra Petroleum Corp., a corporation organized under the laws of Yukon, Canada, and any successor in interest thereto.

2.8    “Discretion” means the discretion of the Committee to increase, reduce or eliminate the size of an Award in accordance with Section 6.1(c) of the Plan.

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2.9    “Key Performance Indicators” means the performance criteria upon which the Performance Goals for a particular Performance Period are based as provided on Exhibit A attached hereto, as such may be amended from time to time for each applicable Performance Period under this Plan. Such Key Performance Indicators may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine. In the event the Committee uses the term “Performance Measure” in place of the term and for the purpose of identifying the “Key Performance Indicators” in specific awards or the program for a Performance Period, for purposes of such Performance Period, the term “Performance Measures” should be understood as having the same meaning as the term “Key Performance Indicator” as such term used in this Plan.

2.10    “Participant” means as to any Performance Period, the employees of the Company or an Affiliate who are designated by the Committee to participate in the Plan for that Performance Period.

2.11     “Performance Goals” means the goals selected by the Committee, in its discretion to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Key Performance Indicators. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid. In the event the Committee uses the term “Performance Achievement” in place of the term and for the purpose of identifying the “Performance Goals” in specific awards or the program for any Performance Period, for purposes of such Performance Period, the term “Performance Achievement” should be understood as having the same meaning as the term “Performance Goals” as such term is used in this Plan.

2.12    “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.13    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.14    “Plan” means the Ultra Petroleum Corp Annual Incentive Plan, as hereafter amended from time to time.

2.15    “Plan Year” means the Company’s fiscal year, which commences on January 1st and ends on December 31st.

2.16    “Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

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2.17    “Shares” means the shares of the Company’s common stock.

2.18    “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code Section 424(f) or any other form of entity in which the Company (or an Affiliate of the Company in which the Company owns a greater than 50% equity interest, directly or indirectly) owns a greater than 50% equity interest.

2.19    “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash. In the event the Committee uses the term “Target Value” in place of the term and for the purpose of identifying the “Target Award” in specific awards or the program for any Performance Period, for purposes of such Performance Period, the term “Target Value” should be understood as having the same meaning as the term “Target Award” as such term is used in this Plan.

3.    Administration.

3.1    Administration by the Compensation Committee. The Plan shall be administered by the Committee.

3.2    Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) designate Participants; (b) determine the terms and conditions of any Award; (c) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (f) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (g) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4    Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.

3.5    Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or

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employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Eligibility and Participation.

4.1    Eligibility. Employees of the Company and its Affiliates, are eligible to participate in the Plan.

4.2    Participation. The Committee, in its discretion, shall select the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3    New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award.

4.4    Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-Rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.    Terms of Awards.

5.1    Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2    Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period (the “Performance Formula”). The Performance Goals shall be based on one or more Key Performance Indicators, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3    Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:

(a)    asset write-downs;

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(b)    significant litigation or claim judgments or settlements;

(c)    the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;

(d)    any reorganization and restructuring programs;

(e)    extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period;

(f)    acquisitions or divestitures;

(g)    any other specific unusual or nonrecurring events or objectively determinable category thereof;

(h)    foreign exchange gains and losses; and

(i)    a change in the Company’s fiscal year.

6.    Payment of Awards.

6.1    Determination of Awards; Certification.

(a)    Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made unless the Committee determines in its Discretion that circumstances warrant a payment to be made.

(b)    To the extent that the Performance Goals are achieved, the Committee shall certify the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant’s Award.

(c)    In determining the amount of each Award, the Committee may increase, reduce or eliminate the amount of an Award by applying Discretion if, in its sole discretion, such increase, reduction or elimination is appropriate.

6.2    Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.

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6.3    Employment Requirement. Except as otherwise determined by the Committee in its sole discretion, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.

6.4    Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.    General Provisions.

7.1    Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

7.2    Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

7.3    No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

7.4    No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period Year does not connote any right to become a Participant in the Plan in any future Performance Period.

7.5    Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

7.6    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

7.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the

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Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

7.8    Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Colorado without regard to conflicts of law.

7.9    Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

7.10    Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

7.11    Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

7.12    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

7.13    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

7.14    Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

7.15    Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

7.16    Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and sent and directed to the SECRETARY of the Company at the then location of the headquarters of the Company.

7.17    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

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7.18    Clawback. In the event the Board determines that a significant restatement of the Company’s financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or willful misconduct and (ii) the Participant’s Award amount would have been lower had the results or metrics been properly calculated, the Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

The action permitted to be taken by the Board under this Section 7.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.

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IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed in its name and on its behalf by its duly authorized officer effective as of the Effective Date.

ULTRA PETROLEUM CORP.

By:	/s/ Brad Johnson
Name: Brad Johnson
Title: Interim Chief Executive Officer

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